April 29, 2026 Constellium Reports Strong First Quarter 2026 Results, including Record Quarterly Segment Adjusted EBITDA; Raises Full Year 2026 Guidance Paris - Constellium SE (NYSE: CSTM) ("Constellium" or the "Company") today reported results for the first quarter ended March 31, 2026. First quarter 2026 highlights: • Shipments of 370 thousand metric tons, down 1% compared to Q1 2025 • Revenue of $2.5 billion, up 24% compared to Q1 2025 • Net income of $196 million compared to net income of $38 million in Q1 2025 • Adjusted EBITDA of $359 million > Includes positive non-cash metal price lag impact of $97 million • Segment Adjusted EBITDA of $102 million at A&T, $151 million at P&ARP and $24 million at AS&I, partially offset by corporate costs of $(15) million, together representing a record quarter for the Company • Cash from Operations of $73 million and Free Cash Flow of $5 million • Repurchased 1.2 million shares of the Company stock for $28 million • Leverage of 2.2x at March 31, 2026 Media Contacts Investor Relations Communications Jason Hershiser Delphine Dahan-Kocher Phone: +1 443 988-0600 Phone: +1 443 420-7860 investor-relations@constellium.com delphine.dahan-kocher@constellium.com 1

“Constellium delivered strong results in the first quarter despite uncertainties on the macroeconomic and geopolitical fronts,” said Ingrid Joerg, Constellium’s Chief Executive Officer. “We achieved improved financial performance across all of our operating segments, including record quarterly Adjusted EBITDA. P&ARP delivered record quarterly Adjusted EBITDA, and A&T delivered record first quarter Adjusted EBITDA. During the quarter we benefited from current market dynamics, including supply shortages of automotive rolled products in North America, improved aerospace and TID environment, and favorable scrap and metal dynamics in North America. We generated Free Cash Flow of $5 million in the first quarter, and during the quarter we returned $28 million to shareholders through the repurchase of 1.2 million shares. We ended the quarter with leverage at 2.2x, within our target leverage range of 1.5x to 2.5x.” Ms. Joerg continued, "While uncertainties persist on the macroeconomic and geopolitical fronts, we like our end market positioning and we are optimistic about our prospects for the remainder of this year and beyond. Based on our current outlook, we are raising our guidance for 2026 and now expect Adjusted EBITDA in the range of $900 million to $940 million, excluding the non- cash impact of metal price lag, and Free Cash Flow in excess of $275 million. We also remain confident in our ability to deliver on our 2028 targets1, which do not include the favorable scrap environment we are seeing today or the benefits we expect in 2026 from the current supply shortages of automotive rolled products in North America. Our focus remains on executing on our strategy, driving operational performance, controlling costs, generating Free Cash Flow and increasing shareholder value.” 2 1 Adjusted EBITDA of $900 million, excluding the non-cash impact of metal price lag, and Free Cash Flow of $300 million, by 2028.

Group Summary

	Q1 2026	Q1 2025	Var.
Shipments (k metric tons)	370	372	(1)%
Revenue ($ millions)	2,461	1,979	24%
Net income ($ millions)	196	38	416%
Adjusted EBITDA ($ millions)	359	186	93%
Metal price lag (non-cash) ($ millions)	97	39	n.m.

The difference between the sum of reported segment revenue and total group revenue includes revenue from certain non-core activities and inter-segment eliminations. The difference between the sum of reported Segment Adjusted EBITDA and the Group Adjusted EBITDA is related to Holdings and Corporate and the non-cash impact of metal price lag.

For the first quarter of 2026, the Company had shipments of 370 thousand metric tons, a decrease of 1% compared to the first quarter of 2025 due to lower shipments in the P&ARP and AS&I segments, partially offset by higher shipments in the A&T segment. Revenue was $2.5 billion, an increase of 24% compared to the first quarter of 2025 due to higher revenue per ton, including higher metal prices. Net income of $196 million reflected an increase of $158 million compared to net income of $38 million in the first quarter of 2025. Adjusted EBITDA was $359 million, an increase of $173 million compared to Adjusted EBITDA of $186 million in the first quarter of 2025 due to stronger results in each of our operating segments, a favorable change in the non-cash metal price lag impact and favorable foreign exchange translation, partially offset by higher corporate costs.

Results by Segment

Aerospace & Transportation (A&T)

	Q1 2026	Q1 2025	Var.
Shipments (k metric tons)	60	51	18%
Revenue ($ millions)	609	468	30%
Segment Adjusted EBITDA ($ millions)	102	82	24%
Segment Adjusted EBITDA per metric ton ($)	1,697	1,606	6%

For the first quarter of 2026, Segment Adjusted EBITDA was $102 million, an increase of 24% compared to the first quarter of 2025 primarily due to higher shipments and favorable foreign exchange translation, partially offset by unfavorable price and mix and higher operating costs given higher activity levels. Shipments of 60 thousand metric tons reflected an increase of 18% compared to the first quarter of 2025 due to higher shipments of aerospace and transportation, industry and defense (TID) rolled products, which benefited from current supply shortages of automotive rolled products in North America. Revenue was $609 million, an increase of 30%

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compared to the first quarter of 2025 due to higher shipments and higher revenue per ton, including higher metal prices.

Packaging & Automotive Rolled Products (P&ARP)

	Q1 2026	Q1 2025	Var.
Shipments (k metric tons)	261	269	(3)%
Revenue ($ millions)	1,477	1,187	24%
Segment Adjusted EBITDA ($ millions)	151	60	152%
Segment Adjusted EBITDA per metric ton ($)	578	223	159%

For the first quarter of 2026, Segment Adjusted EBITDA was $151 million, an increase of 152% compared to the first quarter of 2025 primarily due to favorable price and mix, favorable metal costs at Muscle Shoals and Neuf-Brisach, and favorable foreign exchange translation, partially offset by lower shipments. Shipments of 261 thousand metric tons reflected a decrease of 3% compared to the first quarter of 2025 due to lower shipments of packaging rolled products, partially offset by higher shipments of automotive rolled products, which benefited from current supply shortages in North America. Revenue was $1.5 billion, an increase of 24% compared to the first quarter of 2025 due to higher revenue per ton, including higher metal prices, partially offset by lower shipments.

Automotive Structures & Industry (AS&I)

	Q1 2026	Q1 2025	Var.
Shipments (k metric tons)	51	52	(3)%
Revenue ($ millions)	415	381	9%
Segment Adjusted EBITDA ($ millions)	24	16	50%
Segment Adjusted EBITDA per metric ton ($)	471	306	54%

For the first quarter of 2026, Segment Adjusted EBITDA was $24 million, an increase of 50% compared to the first quarter of 2025 primarily due to lower operating costs and favorable foreign exchange translation, partially offset by lower shipments and unfavorable price and mix. Shipments of 51 thousand metric tons reflected a decrease of 3% compared to the first quarter of 2025 due to lower shipments of automotive and other extruded products. Revenue was $415 million, an increase of 9% compared to the first quarter of 2025 due to higher revenue per ton, including higher metal prices, partially offset by lower shipments.

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The following table reconciles the total of our segments’ measures of profitability to the group’s net income: Three months ended March 31, (in millions of U.S. dollars) 2026 2025 A&T 102 82 P&ARP 151 60 AS&I 24 16 Holdings and Corporate(1) (15) (11) Segment Adjusted EBITDA 262 147 Metal price lag 97 39 Adjusted EBITDA 359 186 Other adjustments (59) (97) Finance costs - net (28) (27) Income before tax 272 62 Income tax expense (76) (24) Net income 196 38 (1) Holdings and Corporate primarily reflects incidental revenues and unallocated corporate activities. Reconciling items excluded from our Segment Adjusted EBITDA include the following: Metal price lag Metal price lag represents the financial impact of the timing difference between when aluminum prices included within Constellium's Revenue are established and when aluminum purchase prices included in Cost of sales are established, which is a non-cash financial impact. The calculation of metal price lag adjustment is based on a standardized methodology applied at each of Constellium’s manufacturing sites. Metal price lag is calculated as the average value of product purchased in the period, approximated at the market price, less the value of product in inventory at the weighted average of metal purchased over time, multiplied by the quantity sold in the period. For all the periods in the table above metal price lag was positive, which reflects prices for primary aluminum increasing during the period. Other adjustments are detailed in the Reconciliation of net income to Adjusted EBITDA Table on page 15. 5

Net Income For the first quarter of 2026, net income of $196 million compares to net income of $38 million in the first quarter of the prior year. The increase in net income is primarily related to higher gross profit (revenue less cost of sales, excluding depreciation and amortization) and favorable changes in other gains and losses, partially offset by higher selling and administrative expenses and income tax expense. Cash Flow Cash flows from operating activities were $73 million for the first quarter of 2026 compared to cash flows from operating activities of $58 million in the first quarter of the prior year. Free Cash Flow was $5 million in the first quarter of 2026 compared to $(3) million in the first quarter of the prior year. The increase in Free Cash Flow was primarily due to higher Segment Adjusted EBITDA, partially offset by an unfavorable change in working capital and higher capital expenditures. Cash flows used in investing activities were $68 million for the first quarter of 2026 compared to cash flows used in investing activities of $59 million in the first quarter of the prior year. Cash flows from financing activities were $20 million for first quarter of 2026 compared to cash flows used in financing activities of $26 million in the first quarter of the prior year. During the first quarter of 2026, the Company repurchased 1.2 million shares of the Company stock for $28 million. During the first quarter of 2025, the Company repurchased 1.4 million shares of the Company stock for $15 million. Liquidity and Net Debt Liquidity at March 31, 2026 was $904 million, comprised of $143 million of cash and cash equivalents and $761 million available under our committed lending facilities and factoring arrangements. Total debt was $1,973 million at March 31, 2026, compared to $1,944 million at December 31, 2025. Net debt was $1,829 million at March 31, 2026, compared to $1,824 million at December 31, 2025. Outlook Based on our current outlook, we are raising our guidance for 2026 and now expect Adjusted EBITDA in the range of $900 million to $940 million, excluding the non-cash impact of metal price lag, and Free Cash Flow in excess of $275 million. We also remain confident in our ability to deliver on our 2028 targets1, which do not include the favorable scrap environment we are 6 1 Adjusted EBITDA of $900 million, excluding the non-cash impact of metal price lag, and Free Cash Flow of $300 million, by 2028.

seeing today or the benefits we expect in 2026 from the current supply shortages for automotive rolled products in North America. We are not able to provide a reconciliation of this Adjusted EBITDA guidance to net income, the comparable GAAP measure, because certain items that are excluded from Adjusted EBITDA cannot be reasonably predicted or are not in our control. In particular, we are unable to forecast the timing or magnitude of realized and unrealized gains and losses on derivative instruments, impairment or restructuring charges, or taxes without unreasonable efforts, and these items could significantly impact, either individually or in the aggregate, net income in the future. 7

Forward-looking statements Certain statements contained in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This press release contains “forward-looking statements” with respect to our business, results of operations and financial condition, including, among others, statements regarding anticipated macroeconomic, end- market and industry environments, our areas of execution focus, and earnings guidance. You can identify forward-looking statements because they contain words such as, but not limited to, “anticipates,” “approximately,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “likely,” “may,” “plans,” “should,” “targets,” “will,” “would,” and similar expressions (or the negative of these terminologies or expressions). All forward-looking statements involve risks and uncertainties and are based on underlying assumptions that may prove incorrect. Many risks and uncertainties are inherent in our industry and markets, while others are more specific to our business and operations. These risks and uncertainties include, but are not limited to: market competition; global or regional economic downturns or industry specific conditions, including the impacts of tax and tariff programs, inflation, foreign currency exchange, and industry consolidation; disruption to business operations; natural disasters including severe flooding and other weather-related events; geopolitical tensions and conflicts, including the ongoing conflict between Russia and Ukraine and the ongoing conflict involving the United States, Israel and Iran; the inability to meet customer demand and quality requirements; the loss of key customers, suppliers or other business relationships; supply disruptions; excessive inflation; the capacity and effectiveness of our hedging policy activities; the loss of key employees; levels of indebtedness which could limit our operating flexibility and opportunities; and other risk factors set forth under the heading “Risk Factors” in our Annual Report on Form 10-K, and as described from time to time in subsequent reports filed with the U.S. Securities and Exchange Commission. The occurrence of the events described and the achievement of the expected results depend on many events, some or all of which are not predictable or within our control. Consequently, actual results may differ materially from the forward-looking statements contained in this press release. We undertake no obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law. About Constellium Constellium (NYSE: CSTM) is a global sector leader that develops innovative, value-added aluminum products for a broad scope of markets and applications, including aerospace, packaging and automotive. Constellium generated $8.4 billion of revenue in 2025. Constellium’s earnings materials for the first quarter ended March 31, 2026 are also available on the company’s website (www.constellium.com). 8

Non-GAAP measures In addition to the results reported in accordance with United States Generally Accepted Accounting Principles (“U.S. GAAP”), this press release includes information regarding certain financial measures which are not prepared in accordance with U.S. GAAP (“non-GAAP measures”). The non-GAAP measures used in this press release are: Adjusted EBITDA, Free Cash Flow and Net debt. Reconciliations to the most directly comparable U.S. GAAP financial measures are presented in the schedules to this press release. We believe these non-GAAP measures are important supplemental measures of our operating and financial performance. By providing these measures, together with the reconciliations, we believe we are enhancing investors’ understanding of our business, our results of operations and our financial position, as well as assisting investors in evaluating the extent to which we are executing our strategic initiatives. However, these non-GAAP financial measures supplement our U.S. GAAP disclosures and should not be considered an alternative to the U.S. GAAP measures and may not be comparable to similarly titled measures of other companies. Adjusted EBITDA is not a presentation made in accordance with U.S. GAAP, is not a measure of financial condition, liquidity or profitability and should not be considered as an alternative to profit or loss for the period, revenues or operating cash flows determined in accordance with U.S. GAAP. The most directly comparable U.S. GAAP measure to Adjusted EBITDA is our net income or loss for the relevant period. Adjusted EBITDA is defined as income / (loss) from continuing operations before income taxes, results from joint ventures, net finance costs, other expenses and depreciation and amortization as adjusted to exclude restructuring costs, impairment charges, unrealized gains or losses on derivatives and on foreign exchange differences on transactions which do not qualify for hedge accounting, share based compensation expense, non-operating gains / (losses) on pension and other post-employment benefits, factoring expenses, effects of certain purchase accounting adjustments, start-up and development costs or acquisition, integration and separation costs, certain incremental costs and other exceptional, unusual or generally non-recurring items. We believe Adjusted EBITDA is useful to investors as it illustrates the underlying performance of continuing operations by excluding certain non-recurring and non-operating items. We believe that Adjusted EBITDA is frequently used by securities analysts, investors and other stakeholders in their evaluation of the Company’s performance. Free Cash Flow is defined as net cash flow from operating activities, less capital expenditures, net of property, plant and equipment inflows. Management believes that Free Cash Flow is a useful measure of the net cash flow generated or used by the business as it takes into account both the cash generated or consumed by operating activities, including working capital, and the capital expenditure requirements of the business. However, Free Cash Flow is not a presentation made in accordance with U.S. GAAP and should not be considered as an alternative to operating cash flows determined in accordance with U.S. GAAP. Free Cash Flow has certain inherent limitations, including the fact that it does not represent residual cash flows available for discretionary spending, notably because it does not reflect principal repayments required in connection with our debt or capital lease obligations. 9

Net debt is defined as debt plus or minus the fair value of cross currency basis swaps net of margin calls less cash and cash equivalents and cash pledged for the issuance of guarantees. Management believes that Net debt is a useful measure of indebtedness because it takes into account the cash and cash equivalent balances held by the Company as well as the total external debt of the Company. Net debt is not a presentation made in accordance with U.S. GAAP and should not be considered as an alternative to debt determined in accordance with U.S. GAAP. Leverage is defined as Net debt divided by last twelve months Segment Adjusted EBITDA, which excludes the non-cash impact of metal price lag. 10

CONSOLIDATED INCOME STATEMENT (unaudited) Three months ended March 31, (in millions of U.S. dollars) 2026 2025 Revenue 2,461 1,979 Cost of sales (excluding depreciation and amortization) (2,041) (1,716) Depreciation and amortization (83) (78) Selling and administrative expenses (97) (78) Research and development expenses (13) (13) Other gains and losses – net 73 (5) Finance costs – net (28) (27) Income before tax 272 62 Income tax expense (76) (24) Net income 196 38 Attributable to: Equity holders of Constellium 199 37 Non-controlling interests (3) 1 Net income 196 38 Earnings per share attributable to the equity holders of Constellium (in dollars) Basic 1.47 0.26 Diluted 1.42 0.26 Weighted average number of shares (in thousands) Basic 135,395 142,495 Diluted 140,085 144,090 11

CONSOLIDATED BALANCE SHEETS (unaudited) (in millions of U.S. dollars) except share data and as otherwise stated At March 31, 2026 At December 31, 2025 Assets Current assets Cash and cash equivalents 143 120 Trade receivables and other, net 1,005 723 Inventories 1,671 1,407 Fair value of derivatives instruments and other financial assets 132 72 Total current assets 2,951 2,322 Non-current assets Property, plant and equipment, net 2,524 2,585 Goodwill 47 47 Intangible assets, net 84 88 Deferred tax assets 202 270 Trade receivables and other, net 33 31 Fair value of derivatives instruments 4 11 Total non-current assets 2,894 3,032 Total assets 5,845 5,354 Liabilities Current liabilities Trade payables and other 1,973 1,674 Current portion of long-term debt 35 39 Fair value of derivatives instruments 37 18 Income tax payable 20 18 Pension and other benefit obligations 23 24 Provisions 30 25 Total current liabilities 2,118 1,798 Non-current liabilities Trade payables and other 158 163 Long-term debt 1,938 1,905 Fair value of derivatives instruments 3 3 Pension and other benefit obligations 329 338 Provisions 101 106 Deferred tax liabilities 66 70 Total non-current liabilities 2,595 2,585 Total liabilities 4,713 4,383 Commitments and contingencies Shareholders' equity Ordinary shares, par value €0.02, 146,819,884 shares issued at March 31, 2026 and December 31, 2025 4 4 Additional paid in capital 704 693 Accumulated other comprehensive income 39 54 Retained earnings 529 354 Treasury shares 10,669,434 at March 31, 2026 and 11,395,182 at December 31, 2025 (157) (153) Equity attributable to equity holders of Constellium 1,119 952 Non-controlling interests 13 19 Total equity 1,132 971 Total equity and liabilities 5,845 5,354 12

CONSOLIDATED STATEMENT OF CASH FLOWS (unaudited) Three months ended March 31, (in millions of U.S. dollars) 2026 2025 Net income 196 38 Adjustments Depreciation and amortization 83 78 Impairment of assets 4 — Pension and other long-term benefits 2 2 Finance costs - net 28 27 Income tax expense 76 24 Unrealized (gains) /losses on derivatives - net and from remeasurement of monetary assets and liabilities - net (43) 11 Other - net 18 11 Changes in working capital Inventories (279) (69) Trade receivables (249) (273) Trade payables 326 279 Other (36) (18) Change in provisions 2 (1) Pension and other long-term benefits paid (14) (13) Interest paid (29) (29) Income tax paid (12) (9) Net cash flows from operating activities 73 58 Purchases of property, plant and equipment (72) (69) Property, plant and equipment inflows 4 8 Collection of deferred purchase price receivable — 2 Net cash flows used in investing activities (68) (59) Repurchase of ordinary shares (28) (15) Repayments of long-term debt (1) (1) Net change in revolving credit facilities and short-term debt 50 5 Finance lease repayments (2) (2) Transactions with non-controlling interests (4) (2) Other financing activities 5 (11) Net cash flows from / (used in) financing activities 20 (26) Net increase / (decrease) in cash and cash equivalents 25 (27) Cash and cash equivalents - beginning of the period 120 141 Net increase / (decrease) in cash and cash equivalents 25 (27) Effect of exchange rate changes on cash and cash equivalents (2) 4 Cash and cash equivalents - end of period 143 118 13

SEGMENT ADJUSTED EBITDA Three months ended March 31, (in millions of U.S. dollars) 2026 2025 A&T 102 82 P&ARP 151 60 AS&I 24 16 SHIPMENTS AND REVENUE BY PRODUCT LINE Three months ended March 31, (in k metric tons) 2026 2025 Aerospace rolled products 27 24 Transportation, industry, defense and other rolled products 33 28 Packaging rolled products 191 204 Automotive rolled products 67 60 Specialty and other thin-rolled products 4 4 Automotive extruded products 30 31 Other extruded products 21 22 Other and inter-segment eliminations (2) — Total shipments 370 372 Three months ended March 31, (in millions of U.S. dollars) 2026 2025 Aerospace rolled products 329 267 Transportation, industry, defense and other rolled products 280 201 Packaging rolled products 1,046 868 Automotive rolled products 403 291 Specialty and other thin-rolled products 28 28 Automotive extruded products 262 234 Other extruded products 153 147 Other and inter-segment eliminations (40) (57) Total Revenue by product line 2,461 1,979 Amounts may not sum due to rounding. 14

NON-GAAP MEASURES Reconciliation of net income to Adjusted EBITDA (a non-GAAP measure) Three months ended March 31, (in millions of U.S. dollars) 2026 2025 Net income 196 38 Income tax expense 76 24 Income before tax 272 62 Finance costs – net 28 27 Expenses on factoring arrangements 4 5 Depreciation and amortization 83 78 Impairment of assets 4 — Restructuring costs 3 1 Unrealized (gains) / losses on derivatives (42) 12 Unrealized exchange (gains) / losses from the remeasurement of monetary assets and liabilities – net (1) 1 Pension and other post-employment benefits - non - operating gains (3) (3) Share based compensation 11 6 Gains / (losses) on disposal — — Other (A) — (3) Adjusted EBITDA1 359 186 of which Metal price lag (B) 97 39 1Adjusted EBITDA includes the non-cash impact of metal price lag (A) For the three months ended March 31, 2025, other included $7 million of insurance proceeds and $3 million of clean-up costs related to the flooding of our facilities in Valais (Switzerland). (B) Metal price lag represents the financial impact of the timing difference between when aluminum prices included within Constellium's Revenue are established and when aluminum purchase prices included in Cost of sales are established, which is a non-cash financial impact. The calculation of metal price lag adjustment is based on a standardized methodology applied at each of Constellium’s manufacturing sites. Metal price lag is calculated as the average value of product purchased in the period, approximated at the market price, less the value of product in inventory at the weighted average of metal purchased over time, multiplied by the quantity sold in the period. 15

Reconciliation of net cash flows from operating activities to Free Cash Flow (a non-GAAP measure) Three months ended March 31, (in millions of U.S. dollars) 2026 2025 Net cash flows from operating activities 73 58 Purchases of property, plant and equipment (72) (69) Property, plant and equipment inflows 4 8 Free Cash Flow 5 (3) Reconciliation of Total debt to Net debt (a non-GAAP measure) (in millions of U.S. dollars) At March 31, 2026 At December 31, 2025 Debt 1,973 1,944 Fair value of cross currency basis swaps, net of margin calls (1) — Cash and cash equivalents (143) (120) Net debt 1,829 1,824 16